Exhibit 99.1

PRESS RELEASE

For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Blvd.,

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems, Inc. Appoints New Board Member

SAN JOSE, Calif., Oct. 25, 2012 /PRNewswire/ -- Monolithic Power Systems (MPS) (MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced the appointment of Eugen Elmiger to its Board of Directors and as a member of the Nominating and Governance Committee.

"We are pleased to have Mr. Elmiger join our Board," said Michael Hsing, Chief Executive Officer and Chairman of MPS. He is a seasoned business executive with an industrial, medical and automotive background, who can definitely advise us on expanding our business in these markets."

"I am excited to join the Board of MPS, one of the fastest growing companies in the analog semiconductor industry," said Eugen Elmiger. Mr. Elmiger is currently serving as the chief executive officer at Maxon group, a leading advanced motion company headquartered in Switzerland and has held several senior executive positions in the sales, marketing and engineering divisions of Maxon motors in the last twenty years. Mr. Elmiger holds a bachelor's degree in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

About Monolithic Power Systems, Inc.

Monolithic Power Systems (MPS) is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS's core technology is its innovative and proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. These combined advantages enable MPS to deliver highly integrated monolithic products that offer energy efficient and cost-effective solutions. MPS product families include DC/DC converters, LED drivers and controllers, Class-D audio amplifiers, battery chargers and protections, USB and current-limit switches and AC/DC offline products. MPS has over 900 employees worldwide, located in the United States, China, Taiwan, Korea, Japan and across Europe.

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